Exhibit 10.1

Execution Copy

CONSULTING SERVICE AGREEMENT

This Consulting Service Agreement (this “Agreement”) is made this 13th day of September, 2006 (the “Commencement Date”) by and between MTM Technologies, Inc. (the “Company”), with offices at 1200 High Ridge Road, Stamford, Connecticut 06905, and Michael El-Hillow (the “Consultant”), who is domiciled at 171 Wharf Road, Yarmouth, Maine, 04096.

1.       Engagement.

The Company hereby engages Consultant to render to the Company the services described in Section 2, below, during the term described in Section 3, below.

2.       Services.

The scope of the services to be performed by Consultant will consist of (i) during the first sixty (60) days following the date of this Agreement, advice and consultation regarding the transition of the management and oversight of the finance operations of the Company, and (ii) following such sixty (60) day period to the end of the Term (as defined below), such services as the Company and the Consultant shall agree upon from time to time (together, the “Services”), provided that clause (ii) above shall not require Consultant to make any minimum time commitment to providing Services to the Company.

3.       Term and Termination.

(a)    This Agreement will be effective, and Consultant will provide the Services, commencing on the Commencement Date, and continuing thereafter through and including June 13th, 2007 (the “Term”).

(b)     This Agreement may be terminated by the parties prior to its expiration, as follows:

(i)      By the Company: If Consultant, (1) commits willful or grossly negligent acts to the substantial detriment of the Company; or (2) breaches any provision of Section 10 of the Severance Agreement he entered into with the Company, dated as of December 12, 2005 (the “Severance Agreement”), as modified by the Agreement and General Release entered into by the Company and Consultant dated as of September 13th, 2006 (the “Release Agreement”), or if he breaches any provision of the Release Agreement.

(ii)     By Consultant: If the Company breaches any material term or provision of this Agreement and such breach is not cured within ten (10) days after Consultant gives the Company written notice complaining of such breach.

(c)     This Agreement and Consultant’s Services hereunder will terminate automatically upon Consultant’s death. In such event, the Company shall pay to Consultant’s estate all compensation that would have been owed to Consultant under this Agreement through the Term of this Agreement, had Consultant lived. Such compensation shall be paid on a quarterly basis, in accordance with Section 4(a) of this Agreement.

4.       Compensation.

(a)     Compensation. For services rendered under this Agreement, the Company will pay Consultant fees at the rate of Twenty Four Thousand One Hundred Sixty-Six Dollars and Sixty-Six Cents ($24,166.66) per month, payable in arrears in twice monthly payments of Twelve Thousand Eighty-Three Dollars and Thirty Three Cents ($12,083.33) (with the initial payment beginning September 30, 2006 and ending with the final payment on June 15, 2007) in accordance with the normal payroll practices of the Company. Payments made under this Section 4(a) shall be made by wire transfer of immediately available funds to such account as designated in writing from time to time by the Consultant to the Company.

(b)     Equity Grants. The parties agree that notwithstanding any provision of the Severance Agreement, the Release Agreement, or any provision of either of the following named agreements to the contrary that (i) the Stock Option Agreement, dated January 3, 2006 between Consultant and the Company shall be considered null and void and the 250,000 stock options granted thereby shall be immediately forfeited upon the eighth (8th) day following the delivery to the Company of the Release Agreement provided that Consultant has not revoked the Release Agreement prior to such time, and (ii) the 35,000 restricted stock units granted to Consultant pursuant to the Restricted Stock Unit Agreement dated January 3, 2006 between Consultant and the Company shall become immediately vested in full upon the eighth (8th) day following the delivery to the Company of the Release Agreement provided that Consultant has not revoked the Release Agreement prior to such time.

(c)     Expenses. During the Term, the Company shall not be obligated to reimburse the Consultant for any business expenses Consultant incurs in the performance of the Services, unless the Company, in its sole discretion, approves reimbursement of such business expenses, in advance, and in writing.

5.       Independent Contractor.

The relationship between the Company and Consultant is that of independent contractors, and both the Company and Consultant will represent, and will cause their officers, employees, agents and representatives, if any, to represent to third parties that Consultant’s capacity hereunder is that of a “consultant” or “advisor”. Neither party will be the agent of the other for any purpose whatsoever, have power or authority to make or give any promise, to execute any contract or otherwise create, or to assume any liability or obligation in the name of or on behalf of the other party. Neither party will misrepresent, and each party will cause their officers, employees, agents and representatives, if any, not to misrepresent, to any third party that it has any power or authority which is denied to it by the preceding sentence. The making of any such misrepresentation is a breach of a material term of this Agreement, is not capable of cure, and is sufficient reason for termination of this Agreement pursuant to Section 3(b)(i). As an independent contractor, Consultant will not (except as otherwise provided in the Release

Agreement and this Agreement) be entitled to participate in any Company-sponsored employee benefits programs, and will be wholly and fully responsible for any taxes owed to any governmental authority with respect to the fees set forth in Section 4, above. Consultant represents and warrants that Consultant will pay any such taxes as and when due.

6.       Assignment.

This Agreement is personal to the parties hereto and neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party, which may be withheld without cause or explanation. Any purported assignment or delegation in violation of this Section shall be void.

7.       Notice.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) the next business day, if sent by a prepaid overnight courier service, or (c) three days after the date of deposit in the mails, if mailed by registered or certified mail, and in each case addressed as follows:

If to Consultant:          Michael El-Hillow
171 Wharf Road
Yarmouth, ME 04096

If to the Company:        MTM Technologies, Inc.
1200 High Ridge Road
Stamford, Connecticut 06905
Attn.: Chief Executive Officer

With a copy to:        MTM Technologies, Inc.
Stamford, CT 06905
Attn: General Counsel

Either party may change the address to which notices to such party are to be sent by giving notice of such change of address in the manner provided by this Section 7.

8.       Waiver of Breach.

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Consultant or of the Company.

9.       Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.      Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.      Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

12.      Entire Agreement.

This Agreement contains the entire agreement between the Company and Consultant with respect to Consultant’s provision of future personal services to the Company.

13.      Amendment.

No provision of this Agreement may be canceled or amended by the parties hereto except by an instrument in writing signed on behalf of each of the parties hereto. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

14.      Dispute Resolution.

(a)    Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be, upon the demand of either party, subject to a non-binding mediation proceeding before a mediator on the panel of the CPR Institute for Dispute Resolution, such mediator to be agreed upon by the parties.

(b)     If a mediator is not agreed upon or if mediation is not successful, any dispute or controversy between the Company and Consultant arising under or in connection with this Agreement (except any claim by the Company relating to Consultant’s breach of Section 10 of the Severance Agreement, shall be settled by binding arbitration before a single arbitrator in New York, New York pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

(c)     Neither party shall be required to mediate or arbitrate any dispute arising between it and the other party relating to any breach of Section 10 of the Severance Agreement, but shall have the right to institute judicial proceedings in the United States District Court for the Southern District of New York or in a state court having jurisdiction located in the State of New York, County of New York, with respect to such dispute or claim. Each party hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

15.      Insider Trading.

Consultant acknowledges and agrees that he is subject to the terms and conditions of the Company’s Insider Trading Policy, as the same exists from time to time, and that he will comply with the terms of such policy.

16.      Other Activities.

Subject to the restrictions imposed upon Consultant by the provisions of Section 10 of the Severance Agreement, the parties agree that Consultant may enter into agreements to provide consulting services to other persons or entities.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MTM TECHNOLOGIES, INC.

By:	/s/ Francis J. Alfano	/s/ Michael El-Hillow
	Name: Francis J. Alfano	MICHAEL EL-HILLOW
Title: Chief Executive Officer

(Signature page to El-Hillow Consulting Agreement)